Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:   MCBC

Macatawa Bank Corporation Reports
Fourth Quarter and Full Year 2015 Results

HOLLAND, Mich. (January 28, 2016) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the fourth quarter and full year of 2015, reflecting continued improvement in financial performance.

●	Net income of $3.5 million in the fourth quarter 2015, up 53% from $2.3 million in the fourth quarter 2014. Full year net income of $12.8 million, up 22% from $10.5 million in 2014
●	Strong growth in performing loans - up $87.1 million, or 7.8%, for the full year 2015
●	Net interest income increase aided by growth in loans
●	Fourth quarter revenue growth of $1.2 million, or 8%, compared to fourth quarter 2014
●	Sales of $7.9 million of other real estate owned in the fourth quarter 2015
●	Past due loans only 0.11% of total loans at end of 2015, down from 0.25% at the end of 2014
●	Nonperforming assets down 50% from fourth quarter 2014
●	Strong loan collection results – 2015 was the third consecutive full year of net recoveries

Macatawa reported net income of $3.5 million, or $0.10 per diluted share, in the fourth quarter 2015 compared to $2.3 million, or $0.07 per diluted share, in the fourth quarter 2014.  For the full year of 2015, the Company reported net income of $12.8 million, or $0.38 per diluted share, compared to $10.5 million, or $0.31 per diluted share, for the same period in 2014.

“We made excellent progress in 2015 with improved earnings performance and significant reductions in non-performing and substandard assets.  Fourth quarter net income grew by 53% over the prior year fourth quarter, and full year net income increased by 22% to $12.8 million over prior year earnings,” said Ronald L. Haan, President and CEO of the Company.  “Our earnings improvement was driven primarily by growth in net interest income, which increased by $2.7 million for the full year 2015.  While expenses associated with the administration and disposition of problem assets remained elevated during 2015, we saw a 50% reduction of non-performing assets during 2015, the majority of which took place in the fourth quarter when we sold our largest other real estate owned property.  With a 50% reduction of non-performing assets during 2015, we expect to see significant reductions in non-performing asset expenses in 2016.”

Mr. Haan continued:  “Non-interest income categories also improved during the fourth quarter and for the full year of 2015.  Deposit service charges, mortgage banking, and trust service revenues all increased compared to prior periods.  We are pleased with the increase in our revenue sources as this diverse growth fosters further stability in our earnings performance.”

Macatawa Bank Corporation 4Q Results / page 2 of 5

Mr. Haan concluded:  “We continue to make excellent progress with strong momentum for continued growth and improved operating performance, and this is being reflected in our operating results.  The continued growth in our loan and deposit portfolios and significant reduction in problem assets puts us in a strong position to deliver even better operating performance going forward.”

Operating Results
Net interest income for the fourth quarter 2015 totaled $11.5 million, an increase of $340,000 from the third quarter 2015 and an increase of $1.0 million from the fourth quarter 2014.  Net interest margin was 3.03 percent, up 11 basis points from the third quarter 2015, and down 2 basis points from the fourth quarter 2014.

Average interest earning assets for the fourth quarter 2015 decreased $5.4 million from the third quarter 2015 and were up $154.0 million from the fourth quarter 2014.

Non-interest income increased $19,000 in the fourth quarter 2015 compared to the third quarter 2015 and increased $170,000 from the fourth quarter 2014.  The increase from the fourth quarter 2014 was primarily due to increases in gains on sales of mortgage loans as the market for this activity rebounded in late 2014 with a drop in long term interest rates, which continued into 2015.  The Bank originated $23.4 million in loans for sale in the fourth quarter 2015 compared to $25.2 million in loans for sale in the third quarter 2015 and $22.0 million in loans for sale in the fourth quarter 2014.

Non-interest expense was $12.6 million for the fourth quarter 2015, compared to $11.3 million for the third quarter 2015 and $12.1 million for the fourth quarter 2014.  The largest fluctuations in non-interest expense related to costs associated with the administration and disposition of problem loans and non-performing assets, which increased $1.5 million compared to the third quarter 2015 and increased $866,000 compared to the fourth quarter 2014.  These increases were due to a $1.1 million loss taken on the sale of the Bank’s largest individual other real estate owned property at the end of the fourth quarter 2015.  Salaries and benefits were up $36,000 compared to the third quarter 2015 and were up $235,000 compared to the fourth quarter 2014 due to an increase in medical insurance expense resulting from a higher level of claims experienced in 2015.  Marketing and promotion expenses were down $142,000 from the third quarter 2015 and were down $120,000 from the fourth quarter 2014.  The fourth quarter 2014 marketing and promotion expenses were higher due to a branding campaign that occurred in late 2014.

Federal income tax expense was $1.6 million for the fourth quarter 2015 compared to $1.4 million for the third quarter 2015 and $1.0 million for the fourth quarter 2014.  The effective tax rate was 30.6% for the fourth quarter 2015, compared to 30.4% for the third quarter 2015 and 29.3% for the fourth quarter 2014.

Macatawa Bank Corporation 4Q Results / page 3 of 5

Asset Quality
As a result of the consistent improvements in nonperforming loans and past due loans over the past several quarters, the reduction in historical loan loss ratios, net loan recoveries experienced in the fourth quarter 2015, and a reduction of $1.5 million in specific reserves on impaired loans, a negative provision for loan losses of $1.75 million was recorded in the fourth quarter 2015.  Net loan recoveries for the fourth quarter 2015 were $614,000, compared to third quarter 2015 net loan recoveries of $285,000 and fourth quarter 2014 net loan chargeoffs of $67,000.  The Bank has experienced net loan recoveries in four of the past five quarters, and in eight of the past ten quarters. Total loans past due on payments by 30 days or more amounted to $1.4 million at December 31, 2015, down 53 percent from $2.9 million at September 30, 2015 and down 42 percent from $2.8 million at December 31, 2014.  Delinquency as a percentage of total loans was 0.11 percent at December 31, 2015, a new quarterly low for the Bank.

The allowance for loan losses of $17.1 million was 1.43 percent of total loans at December 31, 2015, compared to 1.53 percent of total loans at September 30, 2015, and 1.70 percent at December 31, 2014.    The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 2,259.39 percent as of December 31, 2015, compared to 432.61 percent at September 30, 2015, and 232.99 percent at September 30, 2014.

At December 31, 2015, the Company’s nonperforming loans had declined to $756,000, representing 0.06 percent of total loans.  This compares to $4.2 million (0.35 percent of total loans) at September 30, 2015 and $8.4 million (0.75 percent of total loans) at December 31, 2015.  Other real estate owned and repossessed assets were $17.5 million at December 31, 2015, compared to $25.7 million at September 30, 2015 and $28.3 million at December 31, 2014. Total nonperforming assets, including other real estate owned and nonperforming loans, have decreased by $18.4 million, or 50 percent, from December 31, 2014 to December 31, 2015.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014

Commercial Real Estate	$525	$922	$1,188	$2,610	$2,023
Commercial and Industrial	174	3,119	2,392	6,732	5,605
Total Commercial Loans	699	4,041	3,580	9,342	7,628
Residential Mortgage Loans	2	42	2	64	305
Consumer Loans	55	128	134	405	493
Total Non-Performing Loans	$756	$4,211	$3,716	$9,811	$8,426

Residential Developer Loans (a)	$195	$369	$174	$213	$245

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in non-performing commercial loans secured by real estate.

Macatawa Bank Corporation 4Q Results / page 4 of 5

Total non-performing assets were $18.3 million, or 1.06 percent of total assets, at December 31, 2015.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014

Non-Performing Loans	$756	$4,211	$3,716	$9,811	$8,426
Other Repossessed Assets	---	---	---	38	38
Other Real Estate Owned	17,572	25,671	26,303	27,038	28,242
Total Non-Performing Assets	$18,328	$29,882	$30,019	$36,887	$36,706

Balance Sheet, Liquidity and Capital
Total assets were $1.73 billion at December 31, 2015, an increase of $70.7 million from $1.66 billion at September 30, 2015 and an increase of $146.2 million from $1.58 billion at December 31, 2014.  Total loans were $1.20 billion at December 31, 2015, an increase of $5.1 million from $1.19 billion at September 30, 2015 and an increase of $79.4 million from $1.12 billion at December 31, 2014.

Commercial loans increased by $67.8 million from December 31, 2014 to December 31, 2015, along with an increase of $11.7 million in our residential mortgage and consumer loan portfolios.  Commercial real estate loans increased by $18.1 million and commercial and industrial loans increased by $49.6 million during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014

Construction and Development	$74,210	$77,320	$77,363	$77,494	$81,296
Other Commercial Real Estate	434,462	427,797	397,042	410,578	409,235
Commercial Loans Secured by Real Estate	508,672	505,117	474,405	488,072	490,531
Commercial and Industrial	377,298	376,966	350,202	341,530	327,674
Total Commercial Loans	$885,970	$882,083	$824,607	$829,602	$818,205

Residential Developer Loans (a)	$30,112	$32,147	$29,741	$29,415	$29,804

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate.

At December 31, 2015, total performing loans amounted to $1.20 billion, an increase of $8.5 million from September 30, 2015 and an increase of $87.1 million from December 31, 2014.

Total deposits were $1.44 billion at December 31, 2015, up $68.7 million from $1.37 billion at September 30, 2015 and were up $129.2 million, or 9.9 percent, from $1.31 billion at December 31, 2014.  The increase from 2014 was primarily related to increases in checking, savings and money market accounts, which grew by $161.6 million compared to December 31, 2014, while higher costing time deposits were down $32.4 million in the same period.  The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Macatawa Bank Corporation 4Q Results / page 5 of 5

The Bank’s risk-based regulatory capital ratios decreased slightly in the first quarter 2015 due to asset growth and the impact of applying the new Basel III capital requirements, but increased again in the second quarter 2015.  These levels decreased slightly again in the third and fourth quarters of 2015 as a result of loan growth, but continue to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as “well capitalized” at December 31, 2015.

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for the past five consecutive years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on management’s current beliefs, expectations, assumptions, estimates, plans and intentions. Forward-looking statements are identifiable by words or phrases such as “believe,” “expect,” “may,” “should,” “will,” “continue,” “improving,” “additional,” “focus,” “forward,” “future,” “efforts,” “strategy,” “momentum,” “positioned,” and other similar words or phrases. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, future yield compression and future net interest margin. All statements with references to future time periods are forward-looking. Management’s determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured. The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in “Item 1A - Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2014. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Three Months Ended December 31		Twelve Months Ended December 31
EARNINGS SUMMARY	2015	2014	2015	2014
Total interest income	$12,709	$11,816	$49,386	$46,988
Total interest expense	1,248	1,359	5,306	5,596
Net interest income	11,461	10,457	44,080	41,392
Provision for loan losses	(1,750)	(600)	(3,500)	(3,350)
Net interest income after provision for loan losses	13,211	11,057	47,580	44,742

NON-INTEREST INCOME
Deposit service charges	1,129	1,115	4,377	4,334
Net gains on mortgage loans	675	534	2,925	1,939
Trust fees	759	699	2,927	2,701
Other	1,940	1,985	7,564	7,240
Total non-interest income	4,503	4,333	17,793	16,214

NON-INTEREST EXPENSE
Salaries and benefits	6,194	5,959	24,668	23,137
Occupancy	891	1,003	3,714	3,840
Furniture and equipment	806	796	3,237	3,190
FDIC assessment	283	284	1,137	1,218
Administration and disposition of problem assets	1,720	853	3,032	3,071
Other	2,721	3,218	11,165	11,454
Total non-interest expense	12,615	12,113	46,953	45,910
Income before income tax	5,099	3,277	18,420	15,046
Income tax expense	1,561	960	5,626	4,573
Net income	$3,538	$2,317	$12,794	$10,473

Basic earnings per common share	$0.10	$0.07	$0.38	$0.31
Diluted earnings per common share	$0.10	$0.07	$0.38	$0.31
Return on average assets	0.85%	0.61%	0.79%	0.70%
Return on average equity	9.40%	6.54%	8.68%	7.58%
Net interest margin	3.03%	3.05%	3.01%	3.07%
Efficiency ratio	79.02%	81.90%	75.89%	79.70%

BALANCE SHEET DATA	December 31	December 31
Assets	2015	2014
Cash and due from banks	$29,104	$31,503
Federal funds sold and other short-term investments	152,372	97,952
Interest-bearing time deposits in other financial institutions	20,000	20,000
Securities available for sale	166,815	161,874
Securities held to maturity	51,856	31,585
Federal Home Loan Bank Stock	11,558	11,238
Loans held for sale	2,776	2,347
Total loans	1,197,932	1,118,483
Less allowance for loan loss	17,081	18,962
Net loans	1,180,851	1,099,521
Premises and equipment, net	51,456	52,894
Bank-owned life insurance	28,858	28,195
Other real estate owned	17,572	28,242
Other assets	16,425	18,495

Total Assets	$1,729,643	$1,583,846

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$477,032	$404,143
Interest-bearing deposits	958,480	902,182
Total deposits	1,435,512	1,306,325
Other borrowed funds	96,169	88,107
Long-term debt	41,238	41,238
Other liabilities	4,747	5,657
Total Liabilities	1,577,666	1,441,327

Shareholders’ equity	151,977	142,519

Total Liabilities and Shareholders’ Equity	$1,729,643	$1,583,846

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly						Year to Date
	4th Qtr 2015	3rd Qtr 2015	2nd Qtr 2015	1st Qtr 2015	4th Qtr 2014		2015	2014
EARNINGS SUMMARY
Net interest income	$11,461	$11,121	$10,845	$10,652	$10,457		$44,080	$41,392
Provision for loan losses	(1,750)	(250)	(500)	(1,000)	(600)		(3,500)	(3,350)
Total non-interest income	4,503	4,484	4,512	4,295	4,333		17,793	16,214
Total non-interest expense	12,615	11,254	11,222	11,862	12,113		46,953	45,910
Federal income tax expense	1,561	1,400	1,420	1,245	960		5,626	4,573
Net income	$3,538	$3,201	$3,215	$2,840	$2,317		$12,794	$10,473

Basic earnings per common share	$0.10	$0.09	$0.09	$0.08	$0.07		$0.38	$0.31
Diluted earnings per common share	$0.10	$0.09	$0.09	$0.08	$0.07		$0.38	$0.31

MARKET DATA
Book value per common share	$4.48	$4.42	$4.34	$4.30	$4.21		$4.48	$4.21
Tangible book value per common share	$4.48	$4.42	$4.34	$4.30	$4.21		$4.48	$4.21
Market value per common share	$6.05	$5.18	$5.30	$5.35	$5.44		$6.05	$5.44
Average basic common shares	33,891,429	33,866,789	33,866,789	33,866,789	33,837,334		33,872,814	33,803,030
Average diluted common shares	33,891,429	33,866,789	33,866,789	33,866,789	33,837,334		33,872,814	33,803,030
Period end common shares	33,925,113	33,866,789	33,866,789	33,866,789	33,866,789		33,925,113	33,866,789

PERFORMANCE RATIOS
Return on average assets	0.85%	0.77%	0.81%	0.73%	0.61%		0.79%	0.70%
Return on average equity	9.40%	8.64%	8.78%	7.89%	6.54%		8.68%	7.58%
Net interest margin (fully taxable equivalent)	3.03%	2.92%	3.01%	3.07%	3.05%		3.01%	3.07%
Efficiency ratio	79.02%	72.12%	73.07%	79.36%	81.90%		75.89%	79.70%
Full-time equivalent employees (period end)	342	347	347	351	355		342	355

ASSET QUALITY
Gross charge-offs	$252	$170	$202	$78	$382		$702	$676
Net charge-offs	$(614)	$(285)	$(1)	$(718)	$67		$(1,619)	$(1,514)
Net charge-offs to average loans (annualized)	-0.21%	-0.10%	0.00%	-0.26%	0.02%		-0.14%	-0.14%
Nonperforming loans	$756	$4,211	$3,716	$9,811	$8,426		$756	$8,426
Other real estate and repossessed assets	$17,572	$25,671	$26,303	$27,076	$28,280		$17,572	$28,280
Nonperforming loans to total loans	0.06%	0.35%	0.33%	0.86%	0.75%		0.06%	0.75%
Nonperforming assets to total assets	1.06%	1.80%	1.86%	2.29%	2.32%		1.06%	2.32%
Allowance for loan losses	$17,081	$18,217	$18,181	$18,680	$18,962		$17,081	$18,962
Allowance for loan losses to total loans	1.43%	1.53%	1.61%	1.65%	1.70%		1.43%	1.70%
Allowance for loan losses to nonperforming loans	2259.39%	432.61%	489.26%	190.40%	225.04%		2259.39%	225.04%

CAPITAL
Average equity to average assets	9.07%	8.89%	9.18%	9.29%	9.40%		9.10%	9.25%
Common equity tier 1 to risk weighted assets (Consolidated)	10.75%	10.54%	10.87%	10.74%	N/	A	10.75%	N/	A
Tier 1 capital to average assets (Consolidated)	11.54%	11.34%	11.70%	11.90%	11.61%		11.54%	11.61%
Total capital to risk-weighted assets (Consolidated)	14.80%	14.61%	15.09%	14.97%	15.55%		14.80%	15.55%
Common equity tier 1 to risk weighted assets (Bank)	13.22%	12.98%	13.44%	13.31%	N/	A	13.22%	N/	A
Tier 1 capital to average assets (Bank)	11.24%	11.03%	11.38%	11.57%	11.41%		11.24%	11.41%
Total capital to risk-weighted assets (Bank)	14.43%	14.23%	14.69%	14.57%	15.27%		14.43%	15.27%
Tangible common equity to assets	8.79%	9.03%	9.09%	9.05%	9.05%		8.79%	9.05%

END OF PERIOD BALANCES
Total portfolio loans	$1,197,932	$1,192,878	$1,130,024	$1,135,311	$1,118,483		$1,197,932	$1,118,483
Earning assets	1,602,599	1,527,714	1,480,839	1,471,945	1,442,651		1,602,599	1,442,651
Total assets	1,729,643	1,659,339	1,618,014	1,610,209	1,583,845		1,729,643	1,583,845
Deposits	1,435,512	1,366,849	1,327,813	1,320,516	1,306,325		1,435,512	1,306,325
Total shareholders’ equity	151,977	149,733	146,843	145,581	142,519		151,977	142,519

AVERAGE BALANCES
Total portfolio loans	$1,190,328	$1,155,339	$1,138,880	$1,120,395	$1,072,585		$1,151,438	$1,048,496
Earning assets	1,527,116	1,532,562	1,460,025	1,415,643	1,373,157		1,484,275	1,354,865
Total assets	1,660,869	1,667,736	1,594,365	1,550,377	1,508,441		1,618,776	1,494,086
Deposits	1,365,990	1,376,257	1,302,349	1,271,228	1,232,343		1,329,345	1,221,407
Total shareholders’ equity	150,583	148,214	146,404	144,062	141,720		147,336	138,142